Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR APRIL 2005,

AND REVISES EARNINGS GUIDANCE

MATTHEWS, NC, May 5, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,656 stores in 44 states, reported sales for the four week period ended April 30, 2005, of approximately $432.8 million or 8.7% above sales of $398.3 million for the similar period in the prior year. Sales in comparable stores for the four week period ended April 30, 2005, increased approximately 0.9% above comparable store sales for the similar period in the prior year, including an increase of approximately 1.2% in sales of hardlines and a decrease of approximately 0.1% in sales of softlines.

Sales of food, including candy, and toys were adversely impacted by the shift of Easter from the April reporting period last year to the March reporting period this year.  Sales of apparel also continued to be below the Company’s plan.  The difficult economy, including higher energy prices, for the Company’s low and low-middle income customer base has impacted spending on apparel and other more discretionary merchandise.

For the nine week period ended April 30, 2005, sales were approximately $985.5 million, or 9.7% above sales of $898.7 million for the similar period in the prior year.  Sales in comparable stores for the nine week period ended April 30, 2005, increased approximately 1.7% above comparable store sales for the similar period in the prior year, including an increase of approximately 2.7% in sales of hardlines and a decrease of approximately 1.8% in sales of softlines.

For the thirty-five week period ended April 30, 2005, sales were approximately $3.952 billion or 11.4% above sales of $3.546 billion for the similar period in the prior year.  Sales in comparable stores for the thirty-five week period ended April 30, 2005, increased approximately 3.1% above comparable store sales for the similar period in the prior year, including an increase of approximately 4.6% in sales of hardlines and a decrease of approximately 1.9% in sales of softlines.

As of April 30, 2005, there were 5,650 stores in operation, including 33 stores that were opened during the four week period ended on that date.

The Company also revised its earnings guidance for the third quarter ending May 28, 2005.  Previously, the Company’s plan had been for net income per diluted share of Common Stock in the third quarter to be down slightly from the third quarter in the prior fiscal year as a result of ongoing investments in the urban and cooler initiatives and an expected decline in gross profit margin.  This plan also was based on the assumption that sales in comparable stores would increase in the 3% to 5% range in the third quarter this fiscal year.  The Company now expects sales in comparable stores in the third quarter to increase approximately 2%, assuming an increase of approximately 2% to 4% in the May reporting period.  The Company also expects the decline in the gross profit margin to be greater than previously anticipated primarily as a result of the ongoing shift of the merchandise mix to more lower margin basic consumables, increased shrinkage and freight costs, and higher markdowns due to the shortfall in sales of apparel and other seasonal goods.  With comparable store sales below plan, and with the projected decline in the gross profit margin, the Company’s current plan is for net income per diluted share of Common Stock in the third quarter to be between $.33 and $.37, compared to $.42 in the third quarter of the prior fiscal year.

As returns on investments increase and gross profit margin pressures mitigate, the Company’s current plan is for net income per diluted share of Common Stock in the fourth quarter ending August 27, 2005, to be between $.24 and $.27, compared to $.25 in the fourth quarter of the prior fiscal year.  This guidance is also based on the assumption that sales in comparable stores in the fourth quarter will increase in the 2% to 4% range.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, competitive factors and pricing pressures, changes in economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may impact sales, the impact of inflation, merchandise supply and pricing constraints, success of merchandising and marketing programs, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, adverse impacts associated with legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, changes in the Company’s ability to attract and retain employees, changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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5/5/05